UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2015

Commission file number	Registrant, State of Incorporation or Organization, Address of Principal Executive Offices, and Telephone Number	IRS Employer Identification No.
1-32853	DUKE ENERGY CORPORATION (a Delaware corporation) 550 South Tryon Street Charlotte, North Carolina 28202-1803 704-382-6200	20-2777218
1-232	DUKE ENERGY OHIO, INC. (an Ohio corporation) 139 East Fourth Street Cincinnati, Ohio 45202 (704) 382-3853	31-0240030

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 7.01. Regulation FD Disclosure.

On October 21, 2015, Duke Energy Corporation (the “Corporation”) and Duke Energy Ohio, Inc. (“Duke Energy Ohio”) announced that they had entered into a settlement agreement in which the Corporation agreed to pay approximately $81 million (the “Settlement Amount”) out of shareholder funds to end a class action lawsuit, Anthony Williams et al. v. Duke Energy Corp. et al., in which the plaintiffs asserted that contracts between Duke Energy Retail Sales, LLC, a former subsidiary of the Corporation, and certain large industrial and business customers of the Corporation violated state and federal antitrust and other laws by providing financial benefits through those contracts that other customers did not receive. The Corporation and Duke Energy Ohio denied the allegations and maintained that they had complied with all state and federal laws but agreed to settle the case to avoid the costs and uncertainties of continued litigation.

Under the agreement, the Settlement Amount would be allocated as follows:

•	Up to $25 million to Duke Energy Ohio’s residential customers who were customers at any time during the period beginning January 1, 2005, and ending December 31, 2008;

•
Up to $25 million to Duke Energy Ohio’s non-residential customers (such as businesses and local governments) who were customers at any time during the period beginning January 1, 2005, and ending December 31, 2008;

•	$8 million to fund energy-related programs to benefit Duke Energy Ohio’s customers who were customers at any time during the period beginning January 1, 2005, and ending December 31, 2008; and

•	Remaining funds to pay plaintiffs’ legal fees, settlement fund distribution costs and other expenses.

The Corporation previously recognized cumulative pre-tax charges of $81 million to account for the settlement of this matter. As a result, no additional charges will be recognized due to the final settlement provisions.

The settlement agreement is subject to approval by the U.S. District Court for the Southern District of Ohio.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUKE ENERGY CORPORATION

Date: October 21, 2015	By:	/s/ Julia S. Janson
	Name:	Julia S. Janson
	Title:	Executive Vice President, Chief Legal Officer and Corporate Secretary

DUKE ENERGY OHIO, INC.

Date: October 21, 2015	By:	/s/ Julia S. Janson
	Name:	Julia S. Janson
	Title:	Executive Vice President and Chief Legal Officer